UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement ☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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BIO-LOGIC SYSTEMS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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One Bio-logic Plaza

Mundelein, Illinois 60060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 21, 2005

To Our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Bio-logic Systems Corp. (“Bio-logic,” “We,” “Us,” or the “Company”) will be held at the Company’s headquarters, One Bio-logic Plaza, Mundelein, Illinois 60060 on July 21, 2005, at 10:00 A.M. Central Daylight Time, for the following purposes:

1.	To elect two Class I directors to hold office for a term of three years and until their successors are duly elected and qualified;

2.	To approve an amendment to the Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 40,000,000; and

3.	To consider and take action upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

The close of business on June 15, 2005 has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting. Whether or not you expect to attend, you are requested to sign, date and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Gabriel Raviv, Ph.D. Chairman

and Chief Executive Officer

Mundelein, Illinois

June 21, 2005

Bio-logic Systems Corp.

One Bio-logic Plaza

Mundelein, Illinois 60060

PROXY STATEMENT

ANNUAL MEETING OF

STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Bio-logic Systems Corp. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s headquarters, One Bio-logic Plaza, Mundelein, Illinois 60060 on July 21, 2005, at 10:00 A.M., Central Daylight Time, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders.

Proxies – Craig W. Moore and Roderick G. Johnson, the persons named as proxies on the proxy card accompanying this proxy statement, were selected by the Board of Directors of the Company to serve in such capacity. Messrs. Moore and Johnson are directors of the Company, and Mr. Johnson is also an executive officer of the Company. Each executed and returned proxy will be voted in accordance with the direction indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendation of the Board of Directors contained in this proxy statement. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either (1) an instrument revoking the proxy, or (2) a duly executed proxy bearing a later date. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Meeting, but attendance at the Meeting will not by itself revoke a proxy.

Record Date and Outstanding Shares – Only holders of shares of the Common Stock of record at the close of business on June 15, 2005 are entitled to vote at the Meeting. On the June 15 record date, the Company had outstanding and entitled to vote 6,641,746 shares of Common Stock.

If a person holds his or her ownership interest in the Company through a brokerage firm or bank account (commonly referred to as holding in “street name”), that person, as the beneficial owner of the shares, has the right to direct his or her broker, bank or nominee (which is considered the holder of record of the shares) how to vote the shares.

Required Vote – Each share of the Company’s common stock (the “Common Stock”) is entitled to one vote upon all matters to be acted upon at the Meeting. The vote of a plurality of the shares of Common Stock voted in person or by proxy is required to elect the nominees for election as directors. This means that the two nominees receiving the highest number of “FOR” votes will be elected. Each stockholder will be entitled to vote the number of shares of Common Stock held as of the record date by such stockholder for the number of directors to be elected. Stockholders will not be allowed to cumulate their votes in the election of directors. The affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote is required to approve the amendment to the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock.

Quorum; Abstentions and Broker Non-Votes – A majority of the outstanding shares of Common Stock issued and outstanding on the record date, represented at the Meeting in person or by proxy, shall constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes (which occur when shares are held in street name and the beneficial owner does not provide voting direction to his or her broker, bank or nominee) will be counted for purposes of determining the presence or absence of a quorum. Neither abstentions nor broker non-votes will have any effect on the voting to elect directors. With respect to the proposal to amend the Company’s Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock, abstentions and broker non-votes will have the same effect as votes against the proposal.

Stockholder List – A list of stockholders entitled to vote at the Meeting, arranged in alphabetical order, showing the address of, and number of shares registered in the name of, each stockholder, will be open to the examination of any stockholder, for any purpose germane to the Meeting, during ordinary business hours, commencing July 5, 2005 and continuing through the date of the Meeting, at the principal executive offices of the Company, One Bio-logic Plaza, Mundelein, Illinois 60060.

The Company expects to mail this Proxy Statement and the accompanying form of proxy on or about June 21, 2005.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information concerning Common Stock ownership of (i) all persons known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock, (ii) each director and each nominee for election as a director of the Company, (iii) each of the Named Executive Officers (as defined on page 9), and (iv) all officers and directors of the Company as a group as of June 15, 2005:

Name of Beneficial Holder or Identity of Group	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Gabriel Raviv, Ph.D. and Dorit Raviv, as a group c/o Bio-logic Systems Corp. One Bio-logic Plaza Mundelein, IL 60060	1,066,087	(3)	15.9%

Bernard Levine, M.D. c/o New York Medical Center Department of Medicine 550 First Avenue New York, NY 10016	577,715	(4)	8.7%

Roderick G. Johnson c/o Bio-logic Systems Corp. One Bio-logic Plaza Mundelein, IL 60060	280,313	(5)	4.1%

Albert Milstein c/o Bio-logic Systems Corp. One Bio-logic Plaza Mundelein, IL 60060	78,375	(6)	1.2%

Craig W. Moore c/o Bio-logic Systems Corp. One Bio-logic Plaza Mundelein, IL 60060	54.938	(7)	*

Thomas S. Lacy c/o Bio-logic Systems Corp. One Bio-logic Plaza Mundelein, IL 60060	44,305	(8)	*

Lawrence D. Damron c/o Bio-logic Systems Corp. One Bio-logic Plaza Mundelein, IL 60060	16,500	(9)	*
All officers and directors as a group(8 persons)	1,540,518	(10)	23.2%

*	Less than 1%
(1)

Except as otherwise indicated, the Company believes that the persons named in the table have sole voting and investment power with respect to the shares of Common Stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the Commission. Under these rules, the number of shares beneficially owned by a person and the percentage ownership of that person includes shares of Common Stock that the person can vote or transfer, as well as shares subject to options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2005.

(2)

Determined on the basis of 6,641,746 shares of Common Stock issued (exclusive of treasury shares), except that shares underlying stock options that are exercisable within 60 days of June 15, 2005 are deemed to be outstanding for purposes of determining the percentage owned by holders of such options.

(3)

Includes (i) 357,054 shares owned directly by Gabriel Raviv, (ii) 315,187 shares owned directly by Dorit Raviv, (iii) 295,408 shares held by the Raviv Family Limited Partnership, of which Gabriel Raviv and his spouse, Dorit Raviv, are the sole general partners, and of which their three children are the sole limited partners, (iv) 53,438 shares underlying options that are exercisable within 60 days of June 15, 2005, and (v) 45,000 shares beneficially owned by Gabriel Raviv as Trustee for the Gil Raviv Family Trust. Gabriel Raviv and Dorit Raviv have shared voting and dispositive control over shares held by the Raviv Family Limited Partnership by virtue of their status as general partners.

(4)	Based on a Schedule 13D filed with the Commission by Dr. Levine.
(5)	Includes 267,938 shares underlying options that are exercisable within 60 days of June 15, 2005.
(6)	Includes 24,000 shares underlying options that are exercisable within 60 days of June 15, 2005.
(7)	Includes 32,438 shares underlying options that are exercisable within 60 days of June 15, 2005.
(8)	Includes 24,187 shares underlying options that are exercisable within 60 days of June 15, 2005.
(9)	Represents 16,500 shares underlying options that are exercisable within 60 days of June 15, 2005.
(10)	Includes 448,501 shares underlying options that are exercisable within 60 days of June 15, 2005.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors presently consists of five directors, three of whom, Messrs. Damron, Milstein and Moore, the Board of Directors have determined are independent under the corporate governance listing requirements applicable to companies whose securities are listed on The Nasdaq Stock Market (referred to herein as the “Nasdaq listing standards”), and two of whom are executive officers of the Company. Each nominee for election as director currently serves as a director of the Company.

The Board of Directors is divided into three classes. One class is elected each year to hold office for a three-year term and until their successors are duly elected and qualified. The term of office of each of the current Class I directors expires at the 2005 Annual Meeting of Stockholders. The accompanying form of proxy will be voted for the election as director of the two Class I director nominees listed below unless the proxy contains contrary instructions. Both of the Class I nominees are presently serving as directors of the Company. The Board of Directors has no reason to believe that the nominees will become unable or unwilling to serve as directors. However, if any of the nominees should become unable or unwilling to serve as directors, the proxy will be voted for the election of such substitute nominee as shall be designated by the Board of Directors or to allow the vacancy to remain open until filled by the Board of Directors, as the Board recommends in accordance with the Company’s By-laws.

The following sets forth the names and ages of the directors and the director nominees, their respective principal occupation and brief employment history and the period during which each has served as a director of the Company.

Name	Position with Company	Age	Director Since	Term Expires
Director Nominees:
Albert Milstein (1) (2) (3)	Director	58	1984	2005
Lawrence D. Damron (1) (2) (3)	Director	59	2002	2005

Continuing Directors:
Roderick G. Johnson	President and Chief Operating Officer	56	1999	2006
Gabriel Raviv, Ph.D.	Chief Executive Officer	54	1979	2007
Craig W. Moore (1) (2) (3)	Director	60	1992	2007

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Corporate Governance and Nominating Committee

Class I directors with terms expiring at the 2005 Annual Meeting:

Albert Milstein (58) has been a director of the Company since 1984 and has been a partner with the law firm of Winston & Strawn since 1978.

Lawrence D. Damron (59) was appointed a director of the Company in February 2002. Mr. Damron is the currently a Director of Aksys, Ltd., a provider of hemodialysis products and services, and was their Senior Vice President and Chief Financial Officer from May 2002 until May 2005. From June 1999 until December 2000, he was Chief Financial Officer of Everest Healthcare Services Corp., a provider of dialysis and other blood treatment services (of which Mr. Moore served as Chairman and Chief Executive Officer), and from July 1997 to June 1999 was Senior Vice President, Finance and Treasurer of Evanston Northwestern Healthcare. Mr. Damron was also with Baxter International from 1985 until 1997, where he held a number of key management positions, including Corporate Treasurer from 1992 until 1997.

The Board of Directors recommends a vote “FOR” the election of each of the Class I Director nominees.

Class II directors with terms expiring at the 2006 Annual Meeting:

Roderick G. Johnson (56) has been a director of the Company since he joined Bio-logic in September 1999, when he was also named President and Chief Operating Officer of the Company. In 1994 he founded the NeuroCare Group, which acquired and integrated several neurosurgical equipment and disposable supply companies, and served as its Chairman, President and Chief Executive Officer until 1999. From 1992 through 1994, Mr. Johnson served as Chief Executive Officer in residence at Weiss, Peck & Greer and the Continental Illinois Venture Corporation. In addition, from 1988 through 1991, Mr. Johnson was President and Chief Executive Officer of Domino Amjet, Inc.

Class III nominees with terms expiring at the 2007 Annual Meeting:

Gabriel Raviv, Ph.D (54), the Company’s Chief Executive Officer, has been a director of the Company since its inception in March 1979. He was Vice President of the Company from March 1979 until February 1981, when he became President and Chief Executive Officer. In September 1999, Dr. Raviv relinquished the role of President, and retained the position of Chief Executive Officer. From 1975 until 1981, Dr. Raviv served as Director of the Clinical Research Instrumentation Laboratory at Evanston Hospital (an affiliate of Northwestern University) and is currently an Adjunct Professor at Northwestern University. He received his M.S. and Ph.D. degrees in Electrical Engineering and Computer Sciences from Northwestern University.

Craig W. Moore (60) has been a director of the Company since 1992, and from 1995 to 2001 was Chairman of the Board and Chief Executive Officer of Everest Health Care Services Corp., a provider of dialysis to patients with renal failure. From March 1986 through September 1995, Mr. Moore was Executive Vice President of West Suburban Kidney Center, S.C., a renal dialysis business. In 2001, Mr. Moore developed a consulting practice that works with early stage healthcare companies. Mr. Moore has over 21 years of experience in the healthcare industry with American Hospital Supply Corporation, Baxter Healthcare Corporation and Everest Health Care Services Corp.

COMMITTEES AND MEETINGS OF THE BOARD

The Board of Directors has established an Audit Committee, Corporate Governance and Nominating Committee, and a Compensation Committee. The Board of Directors held four (4) meetings during the fiscal year ended February 28, 2005. Each of the current directors attended at least 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) meetings of any Committees of the Board on which such person served which were held during the time such person served.

Audit Committee

The Board of Directors maintains an Audit Committee comprised of Lawrence D. Damron (Chairman), Craig W. Moore and Albert Milstein, three non-employee members of the Board of Directors. After reviewing the qualifications of the current members of the committee, and any relationships they may have with the Company that might affect their independence from the Company, the Board of Directors has determined that (1) all current members of the Audit Committee are “independent” as that concept is defined in Section 10A of the Securities Exchange Act of 1934, (2) all current members of the Audit Committee are “independent” as that concept is defined in the Nasdaq listing standards, (3) all current members of the Audit Committee are financially literate, and (4) Mr. Damron qualifies as an “audit committee financial expert” as defined under SEC rules promulgated under the Sarbanes-Oxley Act of 2002.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee exercises oversight responsibility, and assists the Board of Directors in fulfilling its oversight responsibilities, with respect to the accounting, auditing, financial reporting and internal control functions of the Company. The Audit Committee has direct responsibility for appointing, compensating, retaining and overseeing the work of the Company’s independent auditors (including resolving disagreements between management and the auditors), reviewing and pre-approving audit and permissible non-audit services, reporting to the full Board of Directors regarding all of the foregoing and carrying out the other responsibilities set forth in its charter. The Audit Committee’s charter was filed as Exhibit A to the Company’s revised definitive proxy statement filed with the SEC on June 29, 2004. A copy of the Audit Committee’s charter is also available on the Company’s website at www.blsc.com. Please note that the information on the Company’s website is not incorporated by reference in this proxy statement.

The Audit Committee held four (4) meetings during the last fiscal year. See “Audit Committee Report” below for more information concerning the Audit Committee of the Company’s Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee, currently comprised of Albert Milstein (Chairman), Craig W. Moore and Lawrence D. Damron, has responsibility for recommending to the Board of Directors the persons to be nominated for election as directors by stockholders and recommending the persons to be elected by the Board of Directors to fill any vacancies. The Corporate Governance and Nominating Committee also makes recommendations to the Board of Directors concerning the qualifications of members of the Board’s committees, committee member appointment and removal and appointment of committee chairs. Furthermore, the Corporate Governance and Nominating Committee is charged with considering matters of corporate governance generally and reviewing and recommending to the Board, periodically, the Company’s corporate governance guidelines. The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available on the Company’s website at www.blsc.com. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is “independent,” as that concept is defined in the Nasdaq listing standards.

The Corporate Governance and Nominating Committee held three meetings during the last fiscal year. See “Corporate Governance Practices and Policies—Nominating Procedures.”

Compensation Committee

The Compensation Committee, currently comprised of Craig W. Moore (Chairman), Lawrence D. Damron and Albert Milstein, is responsible for making recommendations to the Board of Directors regarding the compensation of the Chief Executive Officer and the Company’s other officers (as defined in Section 16 of the Securities Exchange Act and Rule 16a-1 thereunder), for making recommendations to the Board of Directors with respect to director compensation, and for administering the Company’s stock incentive plans. The Board of

Directors has determined that each of the members of the Compensation Committee is “independent,” as that concept is defined in the Nasdaq listing standards. The Compensation Committee operates pursuant to a written charter that is available on the Company’s website at www.blsc.com. The Compensation Committee held three meetings during fiscal 2005.

The Company has Corporate Governance Guidelines that address, among other things, the Board’s composition, qualifications and responsibilities, director education and stockholder communication with directors. These Corporate Governance Guidelines provide that directors are expected to attend the Company’s annual meeting of stockholders. Each member of the Board of Directors attended the Company’s 2004 Annual Meeting of Stockholders. The Corporate Governance Guidelines are available on the Company’s website at www.blsc.com.

The Board of Directors has adopted a Code of Ethics for Senior Financial Officers, applicable to the Company’s Chief Executive Officer, Chief Operating Officer, Corporate Controller and any other senior financial officers, as well as a Code of Conduct for all employees, articulating standards of business and professional ethics, applicable to all of the Company’s directors, officers and employees. The full texts of the Code of Ethics for Senior Financial Officers and Code of Conduct are available on the Company’s website at www.blsc.com.

Nominating Procedures – The Company has a standing Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee considers many factors when considering candidates for election to the Board of Directors, including that the proper skills and experiences are represented on the Board and its committees and that the composition of the Board and each of its committees satisfies applicable legal requirements and the Nasdaq listing standards. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Corporate Governance and Nominating Committee.

In considering candidates for the Board, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Corporate Governance and Nominating Committee recommended nominee. However, the Corporate Governance and Nominating Committee does believe that all members of the Board should have the highest personal and professional ethics, a commitment to representing the long-term interests of the stockholders and sufficient time to devote to Board matters.

The Corporate Governance and Nominating Committee considers candidates for the Board from any reasonable source, including stockholder recommendations. The Corporate Governance and Nominating Committee does not evaluate candidates differently based on who has made the proposal. The Corporate Governance and Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used to date and, accordingly, no fees have been paid to consultants or search firms in the past fiscal year.

Stockholders who wish to suggest qualified candidates should write to the Secretary, Bio-logic Systems Corp., One Bio-logic Plaza, Mundelein, Illinois 60060, specifying the name of the candidates and stating in detail the qualifications of such persons for consideration by the Corporate Governance and Nominating Committee. A written statement from the candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director should accompany any such recommendation.

Communications with the Board of Directors – As set forth in the Corporate Governance Guidelines posted on the Company’s website at www.blsc.com, stockholders or other interested parties may communicate with the Board of Directors by sending a letter to Bio-logic Board of Directors, c/o the Secretary, Bio-logic Systems Corp., One Bio-logic Plaza, Mundelein, Illinois 60060. The Secretary will receive the correspondence and forward it to the director or directors to whom the communication is addressed.

AUDIT COMMITTEE REPORT

The members of the Audit Committee are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors, nor can the Audit Committee certify that the independent auditors are “independent” under applicable rules. The Audit Committee serves in a board-level oversight role in which it provides advice, counsel and direction to management and the auditors based on the information it receives, on discussions with management and the auditors, and on the members of the Audit Committee’s experience in business, financial and accounting matters. The Audit Committee has the authority to engage its own outside advisors, apart from counsel or advisors hired by management, as it determines appropriate, including experts in particular areas of accounting. Management is responsible for the reporting processes and preparation and presentation of financial statements and the implementation and maintenance of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles in the United States.

In discharging its oversight responsibilities regarding the audit process, the Audit Committee:

(1)	reviewed and discussed the audited financial statements with management and the Company’s independent auditors, including at meetings where the Company’s management was not present;

(2)	discussed with the Company’s independent auditors, Grant Thornton LLP, the material required to be discussed by Statement on Auditing Standards No. 61;

(3)

reviewed the selection, application and disclosure of our critical accounting policies pursuant to SEC Financial Release No. 60, “Cautionary Advice Regarding Disclosure of Critical Accounting Policies”; and

(4)

reviewed the written disclosures and the letter from Grant Thornton LLP required by the Independence Standards Board’s No. 1, and discussed with them any relationships that may impact their objectivity and independence.

Based on its review and these discussions, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 28, 2005, as filed with the SEC.

By the Audit Committee of the Board of Directors:

Lawrence D. Damron, Chairman

Craig W. Moore

Albert Milstein

DIRECTOR COMPENSATION

The Company does not pay any additional cash compensation to its executive officers for their service as directors. Directors who are not salaried executive officers of the Company are paid fees of $2,500 for their services as directors for each Board meeting attended. All directors receive options to purchase 3,750 shares of Common Stock at the time of each annual meeting. On July 22, 2004, each of the Company’s current directors received a grant of director options to purchase 3,750 shares of Common Stock. This grant was issued to each director at an exercise price of $3.90 per share, except for Gabriel Raviv, whose exercise price was $4.29. Additionally, the Chairmen of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee each annually receive additional stock options to purchase 3,750 shares; the exercise price of such stock options is equal to the closing stock price on the date of grant. For fiscal 2005 these additional stock options were granted to Messrs. Moore and Damron on March 1, 2004 at an exercise price of $3.97, and to Mr. Milstein on July 22, 2004 at an exercise price of $3.90. All of the option grants to the Company’s directors vest equally over a period of four years.

EXECUTIVE OFFICERS

The Board of Directors elects executive officers annually and such officers, subject to the terms of certain employment agreements, serve at the discretion of the Board of Directors. In addition to the executive officers of the Company identified under “PROPOSAL NO. 1—ELECTION OF DIRECTORS,” Thomas S. Lacy serves as the Company’s Vice President, Neurology/Sleep Division, North America.

Thomas S. Lacy (61) joined the Company in January 1994 as its Vice President, Sales and Marketing. Mr. Lacy currently serves as the Company’s Vice President, Neurology/Sleep Division, North America, a position he has held since 2002. Before joining the Company, Mr. Lacy was Vice President-International of Packard Instrument Corporation from July 1992 until July 1993, and Vice President-General Manager of Packard Instrument Company from September 1988 until July 1992.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Based solely on the Company’s review of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that all filing requirements applicable to the Company’s executive officers, directors and greater than 10% beneficial owners were complied with, except for:

(1)	a Form 3 filed by Dorit Raviv on February 18, 2005 to report the formation of a “group” with her spouse, Gabriel Raviv, on November 4, 2004;

(2)

a Form 4 filed by Gabriel Raviv on January 13, 2005 and subsequently amended by a filing on Form 4/A on February 18, 2005 to report transfers of shares of Common Stock on November 4, 2004 (i) from Dr. Raviv to the Raviv Family Limited Partnership, of which Dr. Raviv and his wife are the sole general partners, and of which their three children are the sole limited partners, and (ii) from the Gabriel Raviv Family Trust to the Raviv Family Limited Partnership.

EXECUTIVE COMPENSATION

The following summary compensation table sets forth compensation paid or earned by the Company to the Chief Executive Officer and each other executive officer (the “Named Executive Officers”), for services rendered during the fiscal years ended February 28, 2005, February 29, 2004 and February 28, 2003:

Summary Compensation Table

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Fiscal Salary ($)	Bonus ($)(1)	Securities Underlying Options (#)(2)	All Other Compensation ($)
Gabriel Raviv, Ph.D. Chairman and Chief Executive Officer	2005 2004 2003	$306,500 270,000 270,000	$165,189 135,108 142,236	71,250 71,250 93,750	$7,991 7,891 7,891	(3)
Roderick G. Johnson President and Chief Operating Officer	2005 2004 2003	$225,700 216,000 216,000	$100,194 90,072 94,824	48,750 48,750 63,750	13,960 13,860 13,860	(4)
Thomas S. Lacy Vice President, Neurology/Sleep, North America	2005 2004 2003	$142,800 141,500 138,900	$47,392 13,730 23,778	5,250 6,000 7,500	3,400 3,400 3,400	(5)

(1)	Bonuses earned in respect of one fiscal year are paid during the next fiscal year.

(2)	All option amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a stock dividend in February 2005.

(3)

Amounts reflect (i) the Company’s contribution of $4,100 made in the form of a match on amounts contributed by Dr. Raviv in the Company’s 401(k) plan, and (ii) $3,891 related to payment by the Company of supplemental disability insurance premiums on Dr. Raviv’s behalf.

(4)

Amounts reflect (i) the Company’s contribution of $4,100 made in the form of a match on amounts contributed by Mr. Johnson in the Company’s 401(k) plan, (ii) $7,028 related to payment by the Company of supplemental life insurance premiums on Mr. Johnson’s behalf, and (iii) $2,832 related to payment by the Company of supplemental disability insurance premiums on Mr. Johnson’s behalf.

(5)	Amount reflects the Company’s contribution made in the form of a match on amounts contributed by Mr. Lacy in the Company’s 401(k) plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

INDIVIDUAL GRANTS

The following table contains information concerning grants of stock options to each of the Named Executive Officers during the fiscal year ended February 28, 2005 (the Company did not grant any stock appreciation rights):

Name	Number of Securities Underlying Options Granted (#)(1)		Percent of Total Options Granted to Employees in Fiscal 2005	Exercise or Base Price ($/share)	Expiration Date	Grant Date Present Value ($)(2)
Gabriel Raviv, Ph. D.	71,250	(3)	26.1%	$4.29	7/22/09	$155,734
Roderick G. Johnson	48,750	(3)	17.9%	$3.90	7/22/14	$118,218
Thomas S. Lacy	5,250		1.9%	$6.29	1/12/15	$21,367

(1)	These options were granted under the Company’s 2004 Stock Incentive Plan and vest equally over four years from the date of the grant.

(2)	The Grant Date Value was determined using the Black-Scholes pricing method with the following weighted average assumptions:

Expected dividend yield	—
Expected stock price volatility	67.8%
Risk free interest rate	3.6%
Expected life of options for Mr. Johnson (years)	5.7
Expected life of options for Mr. Lacy (years)	6.25
Expected life of options for Mr. Raviv (years)	5.0

The value that may ultimately be realized by the holder of the reported options will depend on the market value of the Company’s common stock during the period in which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes pricing method.

(3)	These share amounts include 3,750 shares granted for service as a director. See “Director Compensation.”

AGGREGATED

OPTION/SAR EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth certain information with respect to each exercise of stock options during the fiscal year ended February 28, 2005 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers as of February 28, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Unexercised Options at Fiscal Year End (#) (Exercisable/ Unexercisable)	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1) (Exercisable/ Unexercisable)
Gabriel Raviv, Ph.D.	114,375	$407,126	0 / 185,625	$0 / $446,552
Roderick G. Johnson	12,375	$33,043	218,250 / 140,625	$438,751 / $375,506
Thomas S. Lacy	0	$0	22,687 / 15,938	$76,121 / $37,546

(1)	The value per option is calculated by subtracting the exercise price from the closing price per share of the Common Stock on The Nasdaq Stock Market on February 28, 2005, which was $6.16.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT

AND CHANGE IN CONTROL ARRANGEMENTS

Gabriel Raviv, Ph. D.

In March 2004, the Company entered into an employment agreement with Gabriel Raviv, Ph.D. (the “Raviv Agreement”). The Raviv Agreement is for an initial term of four years and is renewable for successive two-year terms thereafter, and provides for salary, benefits and bonuses determined at the discretion of the Board of Directors. Dr. Raviv’s salary and bonus for fiscal 2005 was $471,689 in the aggregate.

In the event that Dr. Raviv’s employment is terminated following a Change in Control (as defined in the Raviv Agreement), he is entitled to three times his then-current annual salary, his prorated annual cash incentive bonus, an amount equal to $470,000 related to his agreement to perform certain non-compete and non-solicitation activities for a two-year period after termination, the transfer of title to him of his company car, and the continuation of certain medical benefits.

In the event that Dr. Raviv’s employment is terminated due to death or disability, he is entitled to two times his then-current annual salary, an amount equal to $470,000 related to his agreement to perform certain non-compete and non-solicitation activities for a two-year period after termination, the transfer of title to him of his company car, and the continuation of certain medical benefits.

In the event that Dr. Raviv terminates his employment for Good Reason (as defined in the Raviv Agreement), he is entitled to two times his then-current annual salary and an amount equal to $470,000 related to his agreement to perform certain non-compete and non-solicitation activities for a two-year period after termination, the transfer of title to him of his company car, and the continuation of certain medical benefits.

In the event that the Company initiates termination for reasons other than Cause (as defined in the Raviv Agreement) prior to a Change in Control, Dr. Raviv is entitled to two times his then-current annual salary, his prorated annual cash incentive bonus, an amount equal to $470,000 related to his agreement to perform certain non-compete and non-solicitation activities for a two-year period after termination, the transfer of title to him of his company car, and the continuation of certain medical benefits.

In the event that the Company terminates Dr. Raviv for Cause, he shall not be entitled to any payments or benefits after his termination date. However, the non-compete and non-solicitation clauses of his employment agreement shall continue to bind him and be in full force and effect.

Roderick G. Johnson

In September 1999, the Company entered into an employment agreement with Roderick G. Johnson (the “Johnson Agreement”). The Johnson Agreement was for an initial term of three years and is renewable for successive one-year terms thereafter. The Johnson Agreement has been renewed through September 2005. The Johnson Agreement provides for a base salary to be reviewed at least annually by the Board of Directors, as well as benefits and bonuses determined at the discretion of the Board of Directors. Mr. Johnson’s salary and bonus for fiscal 2005 was $325,894 in the aggregate.

In the event of a termination without Cause (as defined in the Johnson Agreement), Mr. Johnson is entitled to a lump-sum payment of one and one-half years of his then-current base salary, his prorated annual cash incentive bonus, continued medical coverage for eighteen months, and up to $50,000 in expenses associated with executive outplacement. For purposes of the Johnson Agreement, termination without cause is defined as a voluntary resignation due to a reduction in duties or relocation of the Company outside of certain geographical limits. Furthermore, if the Company elects not to extend Mr. Johnson’s employment at the end of any one-year extension period, such termination will be deemed to be a termination without Cause.

In the event of a termination by the Company or Mr. Johnson’s resignation within one year of a Change in Control of the Company (as defined in the Johnson Agreement), Mr. Johnson is entitled to a lump-sum payment of three times his then-current base salary, his prorated annual cash incentive bonus, continued medical coverage for eighteen months, and up to $50,000 in expenses associated with executive outplacement. For purposes of this agreement, a Change in Control is defined as (i) the acquisition of more than 50% of the shares of the company being acquired by a beneficial owner, (ii) the adoption of a resolution by the stockholders that provides for a sale or disposition of all or substantially all of the assets of the Company; (iii) a merger, consolidation or other corporate reorganization of the Company under which Bio-logic will not be the surviving entity; or (iv) the dissolution or liquidation of the Company.

In the event of a termination as a result of permanent disability, Mr. Johnson is entitled to a lump sum payment of one and one-half years of his then-current base salary, his prorated annual cash incentive bonus, and continued medical coverage for eighteen months.

The Johnson Agreement also includes confidentiality and non-disclosure provisions and covenants not to compete for eighteen months after termination of employment, unless Mr. Johnson is terminated without Cause.

Thomas S. Lacy

In connection with his appointment as Vice President, Sales & Marketing of the Company in January 1994, the Company agreed to make a severance payment to Mr. Lacy equal to twelve months’ salary upon termination of his employment without cause, such severance payment to be based upon his then-current annual salary at the time of any such termination. Mr. Lacy’s salary for fiscal 2005 was $142,800.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) is comprised solely of “independent” directors, as that term is defined in the Nasdaq listing standards, as well as under Rule 16b-3 of the Exchange Act and Section 162(m) of the Code (“Section 162(m)”). The Compensation Committee establishes the Company’s compensation strategy and policies and determines the nature and amount of all compensation for the Company’s officers (as defined in Section 16 of the Securities Exchange Act of 1934, as amended, and Rule 16a-1 thereunder), including the Company’s Chief Executive Officer. The objectives of the Compensation Committee in determining the levels and components of executive compensation are to retain the executive officers in their present positions; to provide them with both cash and equity incentives to further the interests of the company and its stockholders; to compensate them at levels comparable to those or executive officers at other companies at a comparable stage of development; and to attract and retain new executive officers whose experience and backgrounds would contribute to the growth and development of the company. Generally, the compensation of all officers consists of a base salary plus a bonus based upon achievement of specified goals. Additionally, equity-based awards are granted to provide the opportunity for compensation based upon the performance of the Company’s Common Stock over time.

Salary

The Compensation Committee establishes the amount of salary on the basis of the individual’s qualifications and relevant experience, the compensation levels at companies that compete with the Company for business and executive talent, the amount of equity-based compensation available for each individual, and the financial position of the Company. Base salary is reviewed annually to take into account the individual’s performance and relative level of contribution, and to maintain a competitive salary structure. The Compensation Committee also determines the changes, if any, in the base salary for the Company’s Chief Executive Officer, Gabriel Raviv, and its President and Chief Operating Officer, Roderick G. Johnson. The Compensation Committee considers the performance of each executive, the nature of the executive’s responsibilities, and the Company’s general compensation practices.

Bonus

Discretionary bonuses for the Company’s Chief Executive Officer and President/Chief Operating Officer are directly tied to achievement of specified goals of the company. The Compensation Committee approves specific financial goals including sales growth, earnings growth, and asset management improvement for receivables and inventory, at the beginning of each fiscal year, criteria which the Compensation Committee believes appropriately takes into account the specified areas of responsibility of the particular officer. The criteria upon which the discretionary bonus determinations are made have not changed, although performance targets are revised annually. Based upon achievement of these approved goals for fiscal 2005, Messrs. Raviv and Johnson earned cash bonuses of $165,189 and $100,194, respectively.

Equity-Based Awards

The Compensation Committee grants equity-based awards, from time to time, to executive officers and other employees to provide long-term incentive compensation that is directly tied to the performance of the Company’s stock. These awards may include stock options, restricted stock and other types of awards as permitted under the Bio-logic Systems Corp. 2004 Stock Incentive Plan. For stock options grants, the exercise price is generally the closing price of the Common Stock on the date of grant. Stock options generally vest over a four-year period from the date of the grant. Vesting periods are used to retain key employees and to emphasize the long-term aspect of an employee’s contribution and performance.

The Compensation Committee grants equity-based awards based upon its belief that it is necessary in a highly competitive environment to provide key personnel the opportunity for significant continuing equity participation, and that it is an incentive to the award recipient to create stockholder value over the longer term in that the grant rewards the recipient only if the Company’s stockholders also benefit. In making such awards to executive officers under the Bio-logic Systems Corp. 2004 Stock Incentive Plan, the Compensation Committee considers a number of factors, including the past performance of the executive, achievement of specific delineated goals, the responsibilities of the executive, review of compensation of executives in medical device companies at a comparable stage of development, and review of the number of equity based awards each executive currently possesses.

On July 22, 2004, the Compensation Committee approved grants of incentive stock options to Messrs. Raviv and Johnson for the purchase of 71,250 and 48,750 shares, respectively, of the Company’s Common Stock. These option grants will vest in equal annual installments over a four-year period. The exercise price for Dr. Raviv’s options is $4.29, 110% of the closing price of the underlying Common Stock on the date of the grant (pursuant to family attribution rules that govern incentive stock options); the exercise price for Mr. Johnson’s options is $3.90, the closing price of the underlying Common Stock on the date of the grant.

Compliance with Section 162(m)

The Compensation Committee currently intends for all compensation paid to the executive officers to be tax deductible to the Company. Section 162(m) of the Internal Revenue Code (“Section 162(m)”) provides that compensation paid to certain executive officers in excess of $1,000,000 is nondeductible by the Company for Federal income tax purposes unless, in general, such compensation is performance-based, is established by a committee comprised solely of two or more independent directors, is objective and the plan or agreement providing for such performance-based compensation has been approved by stockholders in advance of payment. Stock options awarded by the Compensation Committee under the Bio-logic Systems Corp. 2004 Stock Incentive Plan, with exercise prices equal to or greater than the fair market value of the Common Stock on the grant date, will generally qualify for deductibility under Section 162(m).

By the Compensation Committee of the Board of Directors:

Craig W. Moore, Chairman

Albert Milstein

Lawrence D. Damron

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended February 28, 2005, the members of the Company’s Compensation Committee were Craig W. Moore (Chairman), Lawrence D. Damron and Albert Milstein. No member of the Company’s Compensation Committee was, or has been, an officer or employee of the Company or any of its subsidiaries.

No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of the Company or another entity.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total return on the Company’s Common Stock against the cumulative total return of the Nasdaq market index and an industry index for the period of five fiscal years ended February 28, 2005. The industry index, consisting of all companies within the published SIC industry code 3845, is comprised of companies in the electromedical industry. The total returns assume $100 invested on February 29, 2000 with reinvestment of dividends. The Company has not paid dividends on its Common Stock and has no present plans to do so.

Comparison of Cumulative Total Return

Among Bio-logic, the Nasdaq Composite Index and

SIC Industry Code 3845, Electromedical Equipment

	2000	2001	2002	2003	2004	2005
Bio-logic Systems Corp	100.00	29.66	46.98	46.51	55.81	85.91
SIC Industry Code 3845	100.00	101.30	93.33	95.54	114.82	125.25
Nasdaq Market Index	100.00	46.80	38.22	29.94	45.57	46.14

TRANSACTIONS WITH MANAGEMENT AND OTHERS

There were no reportable transactions with management or others since the beginning of fiscal 2005.

PROPOSAL NO. 2

AMENDMENT TO THE CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

General

The Company’s Amended Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of Common Stock. On June 15, 2005, the Board of Directors adopted a resolution by written consent proposing that the Amended Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to 40,000,000 shares, declaring its advisability, and directing that the amendment proposed be considered at the Company’s 2005 Annual Meeting of Stockholders.

Current Use of Shares

As of June 15, 2005, the Company had 6,641,746 shares of Common Stock outstanding. In addition, as of such date, there were 1,084,563 shares reserved for issuance under the Company’s 1994 Stock Option Plan and 1,192,500 shares reserved for issuance under Bio-logic Systems Corp. 2004 Stock Incentive Plan. Based upon the number of outstanding and reserved shares of Common Stock, the Company has 1,081,191 shares remaining available for other purposes.

PROPOSED AMENDMENT TO AMENDED CERTIFICATE OF INCORPORATION

The proposed amendment (the “Amendment”) provides that, effective upon the filing of a Certificate of Amendment to the Company’s Amended Certificate of Incorporation with the Secretary of State of the State of Delaware, Article FOURTH of the Amended Certificate of Incorporation shall be amended to read in its entirety as follows:

“FOURTH: The corporation shall be authorized to issue forty million (40,000,000) shares of common stock, par value $0.01 per share.”

PURPOSE AND EFFECT OF THE PROPOSED AMENDMENT

The Board of Directors believes that the availability of additional authorized but unissued shares of Common Stock will provide the Company with the flexibility to issue Common Stock for corporate purposes which may be identified in the future, such as to raise equity capital, to effect stock splits and stock dividends, to make acquisitions through the use of stock, to establish strategic relationships with other companies, and also to adopt additional employee benefit plans or reserve additional shares for issuance under such plans. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue these additional shares of Common Stock for any purpose. As previously disclosed in the Company’s earnings release for the fourth quarter and fiscal year ended February 28, 2005, the Company intends to continue to pursue acquisitions of medical technology businesses and assets, at fair valuations, that can either complement its own business or provide entry to larger market segments. The Company may issue shares of its Common Stock in connection with any such acquisitions that it identifies, negotiates and completes.

The Board of Directors believes that the proposed increase in the authorized Common Stock will make available sufficient shares for use should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. No additional action or authorization by the Company’s stockholders would be necessary prior to the issuance of such additional shares, unless required by applicable law or the rules of any stock exchange or national securities association trading system on which the Common Stock is then listed or quoted.

Under the Company’s Amended Certificate of Incorporation, the Company’s stockholders do not have preemptive rights with respect to Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing stockholders would not have any preferential rights to purchase the shares. Therefore, if the Board of Directors elects to issue additional shares of Common Stock, the issuance could have a dilutive effect on earnings per share, voting power, and ownership of current stockholders.

The increase in the number of authorized shares of Common Stock may have anti-takeover effects. For example, additional shares of Common Stock could be used so as to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. While the authorization of additional shares might have such an effect, the Board of Directors does not intend or view the proposed increase in authorized shares as an anti-takeover measure.

The Board of Directors recommends that the stockholders vote FOR the proposal to amend the Company’s Amended Certificate of Incorporation to increase the authorized number of shares of Common Stock from 10,000,000 shares to 40,000,000 shares.

EQUITY COMPENSATION PLAN INFORMATION

The Company’s 2004 Stock Incentive Plan (the “2004 Plan”) allows the Company, under the auspices of the Compensation Committee, to grant equity awards to eligible persons. Prior to the 2004 Plan, the Company granted stock options pursuant to their 1994 Stock Option Plan, as amended (the “1994 Plan”). The Company does not intend to make any other grants under the 1994 Plan; however, as of February 28, 2005, there were 1,103,313 shares granted under the 1994 Plan that remained outstanding. The following table summarizes information about the shares of Common Stock authorized for issuance under the 2004 Plan, and equity awards under the 1994 and 2004 Plans, as of February 28, 2005:

Plan category	Number of securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted-Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))above (c)
Equity compensation plans approved by security holders	1,383,872	$3.28	962,625
Equity compensation plans not approved by security holders	—	—	—

Total	1,383,872	$3.28	962,625

INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has selected Grant Thornton LLP (“Grant Thornton”) as independent public accountants of the Company’s financial statements for the fiscal year ending February 28, 2006. Grant Thornton was also the independent public accountants for the Company for its fiscal year ended February 28, 2005. A representative of Grant Thornton is expected to be present at the Meeting, with the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

If, prior to the next annual meeting of stockholders, Grant Thornton declines to act or otherwise become incapable of acting, or if the Board of Directors otherwise discontinues its engagement of Grant Thornton, the Board of Directors will appoint other independent auditors.

Audit Fees

The following table sets forth fees (in thousands) for professional services rendered by Grant Thornton to the Company for the audit of the Company’s annual financial statements for the fiscal years ended February 28, 2005 and February 29, 2004, and fees for other services rendered by Grant Thornton during those periods.

Fees	Fiscal 2005	Fiscal 2004
Audit fees	$130	$110
Audit-related fees	—	16
Tax fees	—	2
All other fees	—	57

Total	$130	$185

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in this report, the review of the Company’s quarterly reports on Form 10-Q, Sarbanes-Oxley internal control compliance, and review of documents filed with the SEC.

Audit-related Fees. Audit-related fees include audits associated with benefit plans and governmental grants.

Tax fees. Tax fees relate to the completion of tax compliance matters. The Company began utilizing another firm for tax compliance beginning in fiscal 2004.

All Other Fees. These fees are related to work performed by Grant Thornton associated with the determination of historical research and experimentation tax credits.

Pre-Approval Policies

Under the Audit Committee’s policy and procedures for the provision of audit and permitted non-audit services by the independent auditors, the Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditors prior to the engagement of the independent auditors for such services. The chairman of the Audit Committee has the authority under the pre-approval policy to approve any permissible non-audit services between Audit Committee meetings, provided that the chairman presents such pre-approval to the full Audit Committee at its next regularly scheduled meeting. With respect to non-audit services, the independent auditors will provide to the Audit Committee a statement as to whether, in their view, the proposed service or category of services is consistent with the SEC’s rules on auditor independence, along with detailed backup documentation to allow the Audit Committee to make a well-reasoned assessment of the impact of such service or category of services on the independence of the independent auditors.

GENERAL

Other Business – The Company does not know of any matters other than those stated in this Proxy Statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, it is intended that the persons named as proxies will vote on these other matters as directed by the Board of Directors.

Solicitation – The Company will bear the cost of preparing, assembling and mailing all proxy materials that may be sent to the stockholders in connection with this solicitation. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies, for no additional compensation, by telephone. The Company does not anticipate that costs and expenses incurred in connection with this proxy solicitation will exceed an amount normally expended for a proxy solicitation for an election of directors in the absence of a contest.

Stockholder Proposals – All proposals of stockholders intended to be presented at the Company’s next annual meeting of stockholders must be received at the Company’s executive office no later than February 21, 2006 for inclusion in the proxy statement and form of proxy related to that meeting. If the Company does not receive notice of a stockholder proposal to be presented at the next annual meeting (but not included in the Company’s proxy materials) by May 7, 2006, any proxies returned to the Company can confer discretionary authority to vote on such matters as the proxy holder sees fit.

Additional Information – The Annual Report of the Company for the fiscal year ended February 28, 2005 is being mailed with this Proxy Statement to stockholders entitled to vote at the Meeting. A copy of the Company’s Annual Report on Form 10-K for its fiscal year ended February 28, 2005, as filed with the Securities and Exchange Commission, will be furnished without charge to any stockholder upon written request to Bio-logic Systems Corp., One Bio-logic Plaza, Mundelein, Illinois 60060, Attn: Investor Relations.

By Order of the Board of Directors

Gabriel Raviv, Ph.D. Chairman

and Chief Executive Officer

Dated: June 21, 2005

ANNUAL MEETING OF STOCKHOLDERS OF

BIO-LOGIC SYSTEMS CORP.

July 21, 2005

Please mark your votes as in this example.  X

ê  Please detach along perforated line and mail in the envelope provided.  ê

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES IN THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect					FOR	AGAINST	ABSTAIN
			2.	Approval of amendment to the Bio-logic Systems Corp. Amended Certificate of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 to 40,000,000 shares.	☐	☐	☐
NOMINEES:
☐	FOR	¡ Lawrence D. Damron ¡ Albert Milstein	3.	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
☐	WITHHOLD AUTHORITY
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED BELOW.

INSTRUCTIONS:	To withhold authority for any individual nominee, print that nominee’s name on the line printed below.)

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

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SIGNATURE(S) DATE DATE Signature if held jointly

Note:

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

PROXY	PROXY

BIO-LOGIC SYSTEMS CORP.

One Bio-Logic Plaza

Mundelein, Illinois 60060

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Bio-logic Systems Corp., a company organized under the laws of the State of Delaware, hereby appoints Craig W. Moore and Roderick G. Johnson as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Bio-logic Systems Corp. held of record by the undersigned on June 15, 2005 at the Annual Meeting of Stockholders to be held on July 21, 2005, at 10:00 A.M. Central Daylight Time or at any adjournment or postponement thereof.

NEW ADDRESS:

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(Continued and to be signed and dated on reverse side)

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